Office of the Chief Accountant
U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

On July 12, 1999, we were engaged as principal accountants for OneWorld Online.com, Inc. (formerly Medizone Canada Limited). We have read One World Online.com, Inc.s statement included under the fourth paragraph of Item 4 of its Form 8-K/A dated June 29, 1999, and we agree with such statement except that we are not in a position to agree or disagree with One World Online.com Inc.'s statement in the third paragraph of Item 4.

Sincerely

Andersen Andersen & Strong L.C.
Salt Lake City, Utah
August 16, 1999